Exhibit 10(r)(xiv)

VIA FEDERAL EXPRESS

May 5, 1997                                                       Foothill.

QMS, Inc.
One Magnum Pass
Mobile, Alabama 26618
Attention: Richard Wiggins, CFO

Gentlemen:

Reference is hereby made to that certain Loan And Security Agreement, (as amended and supplemented, the "Agreement") dated as of November 7, 1995 by and between Foothill Capital Corporation ("Foothill") and QMS, Inc. ("Borrower"). Terms defined in the Agreement which are used herein shall have the same meanings as set forth in the Agreement, unless otherwise specified.

Borrower has requested, and this letter shall serve as Foothill's agreement to waive Borrower's compliance with the Tangible Net Worth covenant under
Section 6.13(c) of the Agreement for its fiscal quarter ended March 28, 1997.

Foothill shall charge Borrower's loan account a fee in the amount of Two Thousand Five Hundred ($2,500.00) upon execution and delivery of this waiver letter. Said fee shall be in addition to any other fees, expenses, or compensation payable to Foothill under any Loan Document, shall be compensation to Foothill for said waiver, and fully-earned, non-refundable on the date Borrower's loan account is charged.

This waiver is effective only to the extent specifically stated above and does not affect or diminish Foothill's rights hereafter to require strict performance by Borrower of this provision of the Agreement. Foothill's rights and remedies under the Agreement continue in full force and effect and the consequences of any act or failure to act on the part of Borrower which would constitute an Event of Default as defined in the Agreement and to which Foothill has not herein specifically consented are not waived.

Sincerely,

FOOTHILL CAPITAL CORPORATION

By /s/ Lisa M. Gonzales
Lisa M. Gonzales
Its Assistant Vice President

                 Foothill Capital Corporation/310-996-7000
 11111 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025-3333
                             A NORWEST Company